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                                                                        Ex. 99.1

                                                                  March 20, 2000

           PRECISION OPTICS CORPORATION ANNOUNCES REVISED VALUATION OF
                PRIVATE PLACEMENT DUE TO HIGHER INVESTOR INTEREST

GARDNER, MA. - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that because of increased participation by institutional investors, it has increased the size of its recently announced private placement of common stock from a transaction previously valued at up to $22.9 million to one valued at up to $27.4 million. The private placement, made to qualified institutional and private investors, closed March 17, 2000. Details of the revised transaction are as follows:

Investors have purchased 789,463 shares of common stock, resulting in gross proceeds to the Company of $15 million. In addition, warrants exercisable for 465,798 shares of common stock were issued in the private placement, including warrants issued in respect of fees, with additional potential proceeds to the Company of up to $12.4 million upon exercise of the warrants. The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

These investments will allow the Company to acquire additional equipment and facilities, to provide increased production capacity for Dense Wavelength Division Multiplexer (DWDM) optical filters, for development of other telecommunications products, and for general corporate purposes.

Forward-looking statements contained in this news release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, the impact of competitive products and pricing, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.

Precision Optics Corporation provides high quality optical thin film coatings used in a variety of high technology applications including Optical Communications, Microlithography, Semiconductor Processing, Photomasks, and Advanced Imaging. In addition, Precision Optics Corporation designs, develops, manufactures and markets specialized optical systems and

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components. Its products and services as an original equipment manufacturer include a line of laparoscopes and arthroscopes as well as other medical instruments, industrial optical systems, lens systems for night-vision equipment, and advanced optical systems design and development.